Exhibit 99.1

Absci Reports Business Updates and Second Quarter 2023 Financial and Operating Results

Entered into partnership with Google Ventures-backed biotech company to discover innovative new medicines

Entered into collaboration with Caltech, supported by the Gates Foundation, to discover affordable HIV therapeutic vaccinations
VANCOUVER, Wash. and NEW YORK, August 14, 2023 – Absci Corporation (Nasdaq: ABSI), a generative AI drug creation company, today reported financial and operating results for the quarter ended June 30, 2023.
"Absci has made continued strides this year in advancing and executing on our strategic portfolio, as illustrated most recently by our new partnership with a Google Ventures-backed biotech company, a collaboration on a Gates Foundation-funded vaccine project, and the successful completion of our enzyme processing programs with Merck," said Sean McClain, Founder and CEO. "Just 12 months since publishing our first manuscript for AI drug discovery, we've demonstrated our ability to successfully apply these groundbreaking technologies to partnered programs, with a robust pipeline of potential additional partnerships that would utilize our AI platform. Given these results and the accelerated pace of innovation we are building upon, I am even more excited to see the next leaps we are able to achieve toward our mission of creating better biologics for patients, faster."
Recent Highlights
•Entered into partnership with a Google Ventures-backed biotech company to discover innovative new medicines for patients, representing a new Active Program. Under this partnership, Absci will use its tertiary lymphoid structures (TLSs) reverse immunology platform to help further validate antigen targets provided by the partner company. If the companies' combined efforts uncover any promising leads, the partner company will have the opportunity to leverage Absci’s AI lead optimization platform to further improve its profile.
•Entered into a collaboration between Caltech and Absci, supported by the Bill & Melinda Gates Foundation, to discover affordable HIV therapeutic vaccinations to potentially both treat and protect against infection from all strains of HIV-1.
•Initiated program work for partnership leveraging Absci's generative AI drug creation platform capabilities to optimize pharmacokinetic properties for a Phase II candidate with an undisclosed partner, as announced in March 2023.

Exhibit 99.1
•Successfully deployed Absci's Bionic™ protein non-standard amino acid technology to produce enzymes tailored to Merck’s biomanufacturing applications, meeting or exceeding all technical milestones and successfully concluding enzyme processing programs related to ongoing Merck collaboration.
•Appointed Zach Jonasson, Ph.D., as Chief Financial Officer (CFO) and Chief Business Officer (CBO). In this dual role, Dr. Jonasson will join Absci’s executive team and replace CFO Greg Schiffman, who is retiring after a successful tenure with the company and will remain with Absci in an advisory capacity to ensure a seamless transition.
•Appointed Frans van Houten, former CEO of Royal Philips and current member of Novartis's board of directors, to Absci's board of directors, bringing global corporate operational experience and deep industry knowledge in healthcare and technology.
Second Quarter 2023 Financial Results
Revenue was $3.4 million for the three months ended June 30, 2023 compared to $1.0 million for the three months ended June 30, 2022. This increase was driven by partnered program mix and progress timing, including the completion of the Merck enzyme processing programs during the second quarter.
Research and development expenses were $12.1 million for the second quarter of 2023 compared to $16.2 million for the corresponding prior year period. This decrease was primarily driven by lower laboratory operational costs, increased efficiencies, and a prioritized focus within Absci's R&D efforts.
Selling, general, and administrative expenses were $9.4 million for the second quarter of 2023 compared to $10.5 million for the corresponding prior year period. This decrease was primarily due to reductions in personnel and insurance costs.
Net loss was $41.7 million for the second quarter of 2023, as compared to $28.7 million for the corresponding prior year period. This increase was attributable to the Company recording a non-cash goodwill impairment charge of $21.3 million within operating expenses during the second quarter of 2023.
Cash, cash equivalents, and short-term investments as of June 30, 2023 was $124.6 million, compared to $144.3 million as of March 31, 2023.
2023 Outlook
Absci continues to anticipate at least ten new Active Programs in 2023, based on the company's current partnership pipeline. Absci also expects to generate more cash from execution on partnered programs this year and going forward, as compared to prior years, given the shift from cell line development to discovery programs.

Exhibit 99.1
Absci continues to expect a gross use of cash, cash equivalents, and short-term investments, exclusive of partnered program and equipment financing receipts, of approximately $90 million, below prior year use of $105 million. Absci also continues to focus its investments and operations on strategic initiatives and near-term inflection points, providing cash and cash equivalents and short-term investments into late 2025, consistent with previous disclosures.
About Absci
Absci is a generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed antibodies to wet lab-validated candidates in as little as six weeks. Our vision is to deliver breakthrough therapeutics at the click of a button, for everyone. Absci’s headquarters is in Vancouver, WA, with our AI Research Lab in New York City and an Innovation Center in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), Twitter (@Abscibio), and YouTube.
Availability of Other Information About Absci
Investors and others should note that we routinely communicate with investors and the public using our website (www.absci.com) and our investor relations website (investors.absci.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites, as well as on Twitter, LinkedIn and YouTube. The information that we post on these websites and social media outlets could be deemed to be material information. As a result, investors, the media, and others interested in Absci are encouraged to review this information on a regular basis. The contents of our website and social media postings, or any other website that may be accessed from our website or social media postings, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations regarding business operations, financial performance, and results of operations, including our expectations and guidance regarding cash, cash equivalents, and short-term investments, our projected cash usage, needs, and runway, our expectations regarding the count of new Active Programs,

Exhibit 99.1
our technology development efforts and the application of those efforts, including accelerating drug development timelines, increasing probability of successful drug development, advancing toward in silico drug design, and our drug discovery and development activities related to partnered programs and our internal therapeutic assets, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to our ability to effectively collaborate on research, drug discovery, and development activities with our partners or potential partners and challenges inherent in discovery and development of therapeutic assets; along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
investors@absci.com
Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except for share and per share data)	2023	2022	2023	2022
Revenues
Technology development revenue	$3,367	$636	$4,636	$1,090
Collaboration revenue	—	366	—	731
Total revenues	3,367	1,002	4,636	1,821
Operating expenses
Research and development	12,112	16,241	24,769	32,068
Selling, general and administrative	9,410	10,507	19,003	21,396
Depreciation and amortization	3,498	3,141	7,002	6,047
Goodwill impairment	21,335	—	21,335	—
Total operating expenses	46,355	29,889	72,109	59,511
Operating loss	(42,988)	(28,887)	(67,473)	(57,690)
Other income (expense)
Interest expense	(256)	(211)	(577)	(406)
Other income, net	1,583	148	3,041	273
Total other income (expense), net	1,327	(63)	2,464	(133)
Loss before income taxes	(41,661)	(28,950)	(65,009)	(57,823)
Income tax (expense) benefit	(11)	270	(18)	(351)
Net loss	$(41,672)	$(28,680)	$(65,027)	$(58,174)

Net loss per share: Basic and diluted	$(0.45)	$(0.32)	$(0.71)	$(0.64)

Weighted-average common shares outstanding: Basic and diluted	91,827,780	90,669,499	91,654,578	90,471,950

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except for share and per share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$61,048	$59,955
Restricted cash	15,066	15,023
Short-term investments	63,539	104,476
Receivables under development arrangements, net	3,157	1,550
Prepaid expenses and other current assets	5,227	5,859
Total current assets	148,037	186,863
Operating lease right-of-use assets	4,886	5,319
Property and equipment, net	47,850	52,723
Intangibles, net	49,938	51,622
Goodwill	—	21,335
Restricted cash, long-term	1,902	1,864
Other long-term assets	1,540	1,282
TOTAL ASSETS	$254,153	$321,008
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,851	$2,412
Accrued expenses	16,713	20,481
Long-term debt	3,145	2,946
Operating lease obligations	1,734	1,690
Financing lease obligations	1,541	2,296
Deferred revenue	500	445
Total current liabilities	25,484	30,270
Long-term debt - net of current portion	6,378	7,984
Operating lease obligations - net of current portion	6,423	7,317
Finance lease obligations - net of current portion	246	750
Deferred tax, net	223	238
Other long-term liabilities	—	35
TOTAL LIABILITIES	38,754	46,594
Commitments
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	9	9
Additional paid-in capital	576,492	570,454
Accumulated deficit	(360,956)	(295,929)
Accumulated other comprehensive loss	(146)	(120)
TOTAL STOCKHOLDERS' EQUITY	215,399	274,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$254,153	$321,008